UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2012

RED MOUNTAIN RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-54444	27-1739487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 900, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

(214) 871-0400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01 Other Events.

At an auction conducted by First Security Bank (“FSB”) in the pending bankruptcy proceeding (the “Bankruptcy Proceeding”) of O&G Leasing, LLC (“O&G”) and Performance Drilling Company, LLC (“Performance Drilling,” and together with O&G, collectively referred to herein as the “Debtors”) in the United States Bankruptcy Court for the Southern District of Mississippi (the “Bankruptcy Court”), Hunter Drilling, LLC (“Hunter Drilling”), a wholly-owned subsidiary of Red Mountain Resources, Inc. (the “Company”), was the highest bidder for substantially all of the assets of the Debtors. The assets consist of the Debtors’ five oil and gas drilling rigs and related parts and equipment, rolling stock, accounts and notes receivable, tangible personal property and certain intangible property, insurance benefits, prepaid deposits and expenses, claims and warranties, permits, contracts and books and records. Hunter Drilling’s acquisition of the assets is subject to the execution of a definitive asset purchase agreement, the Bankruptcy Court’s confirmation of a Plan of Reorganization filed by FSB (the “FSB Plan of Reorganization”) based on the sale of the Debtors’ assets to Hunter Drilling over of a competing Plan of Reorganization filed by the Debtors with the Bankruptcy Court and the entry of orders of the Bankruptcy Court approving the Hunter Drilling acquisition of the Debtors’ assets and confirming the FSB Plan of Reorganization. If these orders are entered by the Bankruptcy Court, it is anticipated that the closing of the acquisition will occur towards the end of the second quarter or the beginning of the third quarter of calendar 2012.

FSB is the Trustee under a trust indenture pursuant to which the Debtors issued $25,955,000 of senior secured debentures and $7,610,000 of subordinated secured debentures. The assets being acquired by Hunter Drilling serve as collateral security for the Debtors’ outstanding debentures. Pursuant to the terms of Hunter Drilling’s acquisition, Hunter Drilling will pay to the Debtors $450,000 in cash, plus up to an additional $500,000 for the payment of certain administrative and other priority claims in the Bankruptcy Proceeding only if there is not sufficient cash in the Debtors’ bankruptcy estate to pay such claims. Hunter Drilling will also issue (i) new 6% senior secured convertible debentures with a term of approximately eight (8) years in a principal amount of $23,610,000 (the “Hunter Drilling Senior Debentures”) in exchange for a like amount of the Debtors’ outstanding senior secured debentures and (ii) new 6% subordinated secured convertible debentures with a term of approximately nine (9) years in a principal amount of $6,560,000 (the “Hunter Drilling Subordinated Debentures,” and together with the Hunter Drilling Senior Debentures, collectively referred to herein as the “Hunter Drilling Debentures”) in exchange for a like amount of the Debtors’ subordinated secured debentures. The principal of and interest on the Hunter Drilling Senior Debentures will be paid quarterly based on an approximately eight (8) year amortization schedule. The principal of the Hunter Drilling Subordinated Debentures will be payable commencing with quarterly principal payments during the eighth (8th) year of their term with any remaining principal payable at maturity in the ninth (9th) year of their term. Interest on the Hunter Drilling Subordinated Debentures will be payable quarterly. The principal amount of the Hunter Drilling Debentures is subject to prepayment from any excess cash (which shall be net of all operating expenses, payments on indebtedness, capital expenditures and tax payments) generated by the operations of Hunter Drilling. The Hunter Drilling Debentures will be secured by a first priority lien on the assets that Hunter Drilling will be acquiring from the Debtors except as described below. At the option of the holders, the Hunter Drilling Debentures will be convertible into shares of the Company’s common stock at a conversion price of $2.00 per share, increasing annually by $0.50 per share until the maturity of the Hunter Drilling Debentures. At the closing of the acquisition, Hunter Drilling has also committed (i) to repay $2,345,000 of the Debtors’ outstanding senior secured debentures and $1,050,000 of the Debtor’s subordinated secured debentures either through the payment of cash or, at Hunter Drilling’s option, through the issuance of newly issued shares of the Company’s common stock at a price of $1.50 per share and (ii) to repay the accrued and unpaid interest on such debentures as of the filing date of the Bankruptcy Proceeding in an aggregate amount of approximately $4,400,000 through the issuance of newly issued shares of the Company’s common stock at a price of $1.50 per share. Any cash payments would be made from Hunter Drilling’s working capital. The Company has committed to make available to Hunter Drilling an equity line in the amount of $2,000,000 for its working capital needs.

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Hunter Drilling has also agreed to issue a secured promissory note to Washington State Bank (the “WSB Note”) in an approximate principal amount of $4,504,000 in repayment of a secured promissory note previously issued by the Debtors’ to Washington State Bank. The principal amount of the WSB Note will be reduced by any principal payments made during the Bankruptcy Proceeding on the Debtors’ promissory note to WSB. Interest on the WSB Note will accrue at the Prime Rate plus 2%, with a minimum interest rate of 6% and a maximum interest rate of 8%. The principal and interest on the WSB Note will be payable quarterly based on a five (5) year mortgage amortization schedule. The WSB Note will be secured by a first priority lien on one of the drilling rigs being acquired by Hunter Drilling, which presently secures the existing promissory note of the Debtors held by Washington State Bank.

A copy of the press release issued by the Company announcing the acquisition is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2012	RED MOUNTAIN RESOURCES, INC.

	By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer

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